Exhibit 10.1

Conformed Copy

AMENDMENT NO. 1 TO 364-DAY SENIOR BRIDGE LOAN AGREEMENT

(FIRE & SAFETY AND ENGINEERED PRODUCTS BUSINESSES)

AMENDMENT NO. 1 TO 364-DAY SENIOR BRIDGE LOAN AGREEMENT (Fire & Safety and Engineered Products Businesses)  (this “Amendment”), dated as of May 25, 2007, among TYCO INTERNATIONAL GROUP S.A., a Luxembourg company (the “Initial Borrower”), TYCO INTERNATIONAL LTD., a Bermuda company (the “Guarantor”), TYCO INTERNATIONAL FINANCE S.A., a Luxembourg company (the “T Borrower”), each Person executing this Amendment as a Lender, and CITIBANK, N.A., as Administrative Agent.

PRELIMINARY STATEMENTS

(1)           The Initial Borrower, the Guarantor, the T Borrower, the Lenders and the Administrative Agent are parties to the 364-Day Senior Bridge Loan Agreement, dated as of April 25, 2007 (as amended, supplemented or otherwise modified from time to time through the date of this Amendment, the “Bridge Loan Agreement”).

(2)           On May 14, 2007, the Guarantor entered into a memorandum of understanding (“Memorandum of Understanding”) to settle certain securities class action lawsuits (“Securities Class Action Lawsuits”) involving its stock and the conduct of its former management, stemming from a consolidated securities class action complaint filed in January 2003 on behalf of a class of shareholders who purchased or otherwise acquired publicly traded securities of the Guarantor during the period from December 1999 to June 2002.  Under the terms of the Memorandum of Understanding, the Guarantor will establish a $2.975 billion cash settlement fund (the “Settlement Fund”) for payment of plaintiffs’ claims in the consolidated securities class action cases.

(3)           The Initial Borrower, the Guarantor, the T Borrower, the Lenders party hereto and the Administrative Agent desire to amend the Bridge Loan Agreement in certain respects, including, inter alia, to increase the Lenders’ commitments and provide for a second tranche of Borrowings thereunder, the proceeds of which are to be used to fund the redemption by the Initial Borrower of certain of its Capital Stock from the Guarantor, the proceeds of which redemption are to be applied to fund the Settlement Fund.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01.    Defined Terms.  Capitalized terms used but not defined in this Amendment shall have the meaning set forth in the Bridge Loan Agreement.

Section 1.02.    Rules of Construction.  The rules of construction set forth in Section 1.03 of the Bridge Loan Agreement shall apply to this Amendment as if fully set forth herein.

ARTICLE II
AMENDMENTS TO CREDIT AGREEMENT

Section 2.01.    Amendments to Article I of the Bridge Loan Agreement.

(a)           The defined terms contained in Section 1.01 of the Bridge Loan Agreement are hereby amended as indicated in Annex I hereto.

Section 2.02.    Amendments to Article II of the Bridge Loan Agreement.

(a)           Section 2.01 of the Bridge Loan Agreement is amended by deleting such section and replacing it with the following:

“Section 2.01       Commitments.  Subject to the terms and conditions set forth herein, each Lender agrees to (a) make Tranche A Loans to the Borrower from time to time during the Tranche A Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Tranche A Credit Exposure exceeding such Lender’s Tranche A Commitment or (ii) the total Tranche A Credit Exposures exceeding the total Tranche A Commitments and (b) make Tranche B Loans to the Borrower from time to time during the Tranche B Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Tranche B Credit Exposure exceeding such Lender’s Tranche B Commitment or (ii) the total Tranche B Credit Exposures exceeding the total Tranche B Commitments.  The Commitments are not revolving in nature and amounts repaid or prepaid may not be reborrowed.”

(b)           Section 2.03(a) of the Bridge Loan Agreement is hereby amended by deleting such section and replacing it with the following:

“(a)         To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone, facsimile or electronic mail (i) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing (except as provided in Section 2.03(b)) or (ii) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing.  Each Borrowing Request shall be irrevocable and if made telephonically, shall be confirmed promptly, by hand delivery, facsimile or electronic mail of a written Borrowing Request in the form attached as Exhibit F, and be executed by a Managing Director of the Borrower or another authorized borrowing representative of the Borrower, as notified by the Borrower to the Administrative Agent from time to time.  No more than a total of five Borrowing Requests with respect to Tranche A Loans may be made by the Borrower during the Tranche A Availability Period and no more than a total of two Borrowing Requests with respect to Tranche B Loans may be made by the Borrower during the Tranche B Availability Period, with each telephonic Borrowing Request specifying the information contained in clauses (i), (ii), (iv) and (v) below and with each written Borrowing Request specifying the information contained in clauses (i) through (vi) below, in each case, in compliance with Section 2.02:

(i)            the aggregate amount of the requested Borrowing;

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(ii)           the date of such Borrowing, which shall be a Business Day;

(iii)          whether such Borrowing is to consist of Tranche A Loans or Tranche B Loans (or both) and with respect to Tranche A Loans, (A) except for any portion of such Borrowing to be deposited into the Special Repayment Account pursuant to Section 2.04(a), a list of the Allocated Existing Indenture Debt and/or Allocated Existing Credit Agreement Debt being repaid or redeemed, or with respect to which a consent fee is being paid, in each case, with the proceeds of such Borrowing (either by direct disbursement or advance deposit with the trustee, paying agent or fiscal agent for such Debt), setting forth (x) a description of each series or tranche of Allocated Existing Indenture Debt and/or Allocated Existing Credit Agreement Debt then being repaid or redeemed or irrevocably called for redemption, or with respect to which a consent fee is then being paid, (y) a reasonably detailed description of the amounts payable (including premiums, if any, consent fees and other related fees, costs and expenses, including professional fees) in connection with such series or tranche of such Allocated Existing Indenture Debt and/or Allocated Existing Credit Agreement Debt and (z) the Person to which each such payment shall be made and (B) with respect to any portion of such Borrowing to be deposited into the Special Repayment Account pursuant to Section 2.04(a), (x) a description of each series or tranche of Allocated Existing Indenture Debt intended to be repaid or redeemed or irrevocably called for redemption, (y) to the extent known at the time of delivery of the Borrowing Request for such Borrowing, a reasonably detailed description of the amounts payable (including premiums, if any, consent fees and other related fees, costs and expenses, including professional fees) in connection with the repayment or redemption of such series or tranche of such Allocated Existing Indenture Debt and (z) designating the Special Repayment Account as the account to which the proceeds of such portion of such Borrowing are to be disbursed;

(iv)          whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(v)           in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi)          the location and number of the account or accounts to which funds are to be disbursed, which in the case of any Tranche B Loan shall be the Settlement Escrow Account and, in any case, shall otherwise comply with the requirements of 2.04 and/or Section 2.05.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Tranche A Loan and/or  Tranche B Loan to be made as part of the requested Borrowing.”

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(c)                               Section 2.04 of the Bridge Loan Agreement is hereby amended by deleting such section and replacing it with the following:

“Section 2.04   Fundings to and Disbursements from Special Payment Account.

(a)           During the Tranche A Availability Period, the Borrower may request a Borrowing of Tranche A Loans in accordance with the terms hereof to fund Special Repayments which are not due and payable on the date for which such Borrowing is requested and are not being irrevocably deposited with the trustee, paying agent or fiscal agent for the related Allocated Existing Indenture Debt to pay the redemption price thereof, and the proceeds of any such Borrowing shall be deposited into the Special Repayment Account.

(b)           Subject to clause (d) of this Section 2.04, funds on deposit in the Special Repayment Account shall be utilized solely to make a Special Repayment, and the release of any such funds from the Special Repayment Account shall be effectuated so long as by 2:00 p.m. (New York City time) on the date of the requested release, the Borrower shall have delivered to the Administrative Agent a release request in the form of Exhibit G (each, a “Release Request”).

(c)           Each delivery of a Release Request shall constitute a representation and warranty by the Borrower that (i) the funds requested by such Release Request are being utilized to make a Special Repayment, (ii) such Special Repayment is being applied toward Allocated Existing Indenture Debt which has been specified in a Borrowing Request as Allocated Existing Indenture Debt in respect of which a Special Repayment is intended to be made and (iii) such Allocated Existing Indenture Debt is due and payable on the date for which such release is requested.

(d)           Funds on deposit in the Special Repayment Account may be invested in Permitted Investments as directed by the Borrower.

(e)           On the Tranche A Maturity Date, all funds on deposit in the Special Repayment Account shall be released to the Administrative Agent and utilized to repay the outstanding principal amount of the Tranche A Loans, together with accrued interest on the amount so repaid.”

(d)          Section 2.07 of the Bridge Loan Agreement is hereby amended by deleting such section and replacing it with the following:

“Section 2.07  Termination and Reduction of Commitments.  (a)           The unused Tranche A Commitments shall automatically terminate at the end of the Tranche A Availability Period and the unused Tranche B Commitments shall automatically terminate at the end of the Tranche B Availability Period.

(b)           The Borrower may at any time terminate, or from time to time reduce, the Tranche A Commitments and/or the Tranche B Commitments; provided that (i) each reduction of Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $10,000,000 and (ii) the Borrower shall not terminate or

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reduce any Commitments if, after giving effect to any concurrent prepayment of Loans in accordance with Section 2.09, the total Credit Exposures under the relevant Tranche would exceed the total Commitments under the relevant Tranche.

(c)           The Borrower shall notify the Administrative Agent of any election to terminate or reduce Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof, provided that a notice of termination of Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Any termination or reduction of Commitments shall be permanent.  Each reduction of the Commitments under either Tranche shall be made ratably among the Lenders in accordance with their respective Commitments under such Tranche.”

(e)           Section 2.08(a) of the Bridge Loan Agreement is hereby amended by deleting such section and replacing it with the following:

“(a)         The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender (i) the then unpaid principal amount of each Tranche A Loan on the Tranche A Maturity Date and (ii) the then unpaid principal amount of each Tranche B Loan on the Tranche B Maturity Date.”

(f)            Section 2.08(c) of the Bridge Loan Agreement is hereby amended by adding the words “Tranche and” before the word “Type” in clause (i) of such Section.

(g)           Section 2.08(e) of the Bridge Loan Agreement is hereby amended by deleting such section and replacing it with the following:

“(e)         Any Lender may request that Tranche A Loans and/or Tranche B Loans made by it be evidenced by a Notes.  In such event, the Borrower shall prepare, execute and deliver to such Lender a Tranche A Note and/or a Tranche B Note, as applicable, payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns).  Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more Notes payable to the order of the payee named therein (or, if such Note is a registered note, to such payee and its registered assigns).”

(h)           Section 2.09(c) of the Bridge Loan Agreement is hereby amended by adding, immediately before the last sentence in such Section, the following sentence:  “Any such reduction of unused Commitments shall be applied first to the unused Tranche A Commitments and then, if the unused Tranche A Commitments have been reduced to zero, to the unused Tranche B Commitments.”

(i)            Section 2.09(d) of the Bridge Loan Agreement is hereby amended by adding, immediately before the last sentence in such Section, the following sentence:  “Any such

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required prepayment of Loans shall be applied first to the Tranche A Loans and then, if the Tranche A Loans have been paid in full, to the Tranche B Loans.”

(j)            Section 2.09(f) of the Bridge Loan Agreement is amended by deleting such section and replacing it with the following:

“(d)         To the extent applicable, Tranche A Loans shall be prepaid in accordance with Section 2.04(e).

(k)           Section 2.11(d) of the Bridge Loan Agreement is amended by deleting such section and replacing it with the following:

“(d)         Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Tranche A Commitments or Tranche B Commitments, as applicable; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Tranche A Availability Period or Tranche B Availability Period,  as applicable), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.”

Section 2.03.    Amendments to Article V of the Bridge Loan Agreement.

(a)           Section 5.06 of the Bridge Loan Agreement is amended by deleting such section and replacing it with the following:

“Section 5.06. Use of Proceeds.  (a) No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

(b)           The proceeds of the Tranche A Loans made under this Agreement may be (x)(i) used to repay the amounts outstanding under the Allocated Existing Credit Agreement Debt and/or (ii) used to repay principal and accrued interest, premium (if any), consent fees and/or other related fees, costs and expenses (including professional fees) payable on or with respect to Allocated Existing Indenture Debt, which amounts (other than amounts relating to Special Repayments and consent fees being paid in lieu of repayment of Allocated Existing Indenture Debt) are payable upon the closing of the tender offers commenced for the repurchase of Allocated Existing Indenture Debt; and/or (y) deposited into the Special Repayment Account pursuant to Section 2.04(a); and

(c)           The proceeds of the Tranche B Loans may be used solely to fund the redemption of Capital Stock of the Initial Borrower held by the Guarantor, the proceeds of which redemption are to be applied to fund the Settlement Escrow Account.”

(b)           The following new sections are added to the end of Article V:

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“Section 5.14   Settlement Notices.

(a)           Promptly following the effectiveness of the Settlement Agreement, the Guarantor shall promptly notify the Administrative Agent in writing of the same (which notice the Administrative Agent shall promptly furnish to each Lender).

(b)           In the event the Settlement Unwind Date occurs, the Guarantor shall, on such date, notify the Administrative Agent in writing of such occurrence (which notice the Administrative Agent shall promptly furnish to each Lender).”

Section 2.04.    Amendments to Schedules and Exhibits.

(a)           Schedule 2.01 of the Bridge Loan Agreement is amended by deleting such schedule and replacing with the schedule attached hereto as Schedule A.

(b)           Exhibit A to the Bridge Loan Agreement shall be replaced with the exhibit set forth as Annex B hereto.

(c)           The document attached as Annex C hereto shall be added to the Bridge Loan Agreement as Exhibit A-2.

(d)           Exhibit B to the Bridge Loan Agreement shall be replaced with the document set forth as Annex D hereto.

(e)           Exhibit D to the Bridge Loan Agreement shall be replaced with the exhibit set forth as Annex E hereto.

(f)            Exhibit F to the Bridge Loan Agreement shall be replaced with the exhibit set forth as Annex F hereto.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Section 3.01.    Representations and Warranties.

(a)           Each Obligor represents and warrants to the Administrative Agent and each Lender that this Amendment has been duly authorized, executed and delivered by each Obligor and constitutes the legal, valid and binding obligation of such Obligor enforceable against such Obligor in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b)           Each Obligor represents and warrants to the Administrative Agent and each Lender that, as of the Amendment Effective Date, and after giving effect to this Amendment, the representations and warranties set forth in Article III of the Bridge Loan Agreement or any other Loan Document or which are contained in any certificate or notice delivered at any time by any Obligor under or in connection herewith or therewith are true and correct in all material respects on and as of the Amendment Effective Date (as defined below) with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such

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representations and warranties were true and correct in all material respects on and as of such earlier date.

(c)           Each Obligor represents and warrants to the Administrative Agent and each Lender that, on and as of the Amendment Effective Date (as defined below), (i) the Memorandum of Understanding is in full force and effect and (ii) the Guarantor has not delivered or received any notice terminating the Memorandum of Understanding.

Section 3.02.    No Default.  Each of the Obligors represents and warrants to the Administrative Agent and each Lender that as of the Amendment Effective Date, and after giving effect to this Amendment, no Default has occurred and is continuing.

ARTICLE IV
EFFECTIVENESS

Section 4.01.    Conditions to Effectiveness.  This Amendment will become effective on and as of the first date (the “Amendment Effective Date”) on which all of the following conditions precedent shall have been first satisfied (unless waived by the Required Lenders, including each Lender whose Commitment is increased by this Amendment):

(a)           The Administrative Agent (or its counsel) shall have received each of the following, each dated as of the Amendment Effective Date unless otherwise indicated or agreed to by the Administrative Agent, in form and substance satisfactory to the Administrative Agent:

(i)            this Amendment, duly executed and delivered by the Borrower, each Guarantor, the Administrative Agent and each of the Required Lenders (including each Lender whose Commitment is increased by this Amendment);

(ii)           a Tranche A Note and a Tranche B Note executed by the Initial Borrower in favor of any requesting Lender, it being understood that any existing Note issued on the Effective Date shall be canceled simultaneously upon delivery of the respective Tranche A Note and Tranche B Note; and

(iii)          such other assurances, certificates and documents as the Administrative Agent shall have reasonably requested reasonably in advance of the scheduled Amendment Effective Date in connection with this Amendment.

(b)           There shall have been paid to the Administrative Agent, for the account of the Administrative Agent and the Lenders, as applicable, all fees due and payable on or before the Amendment Effective Date, and all expenses due and payable on or before the Amendment Effective Date.

(c)           As of the Amendment Effective Date, and after giving effect to this Amendment, the representations and warranties set forth in Section 3.01 of this Amendment are true and correct in all material respects on and as of the Amendment Effective Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct in all material respects on and as of such earlier date.

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(d)           As of the Amendment Effective Date, and after giving effect to this Amendment, no Default or Event of Default shall have occurred and be continuing.

Section 4.02.    References to Agreement.  The Bridge Loan Agreement and this Amendment shall be read, taken and construed as one and the same instrument from and after the Amendment Effective Date.  Any references in the Bridge Loan Agreement to “this Agreement”, “hereunder”, “herein” or words of like import, and each reference in any other document executed in connection with the Bridge Loan Agreement (including, without limitation, the Notes), to “the Agreement”, “thereunder”, “therein” or words of like import, shall, from and after the Amendment Effective Date, mean and be a reference to the Bridge Loan Agreement as amended hereby.

Section 4.03.    Continued Effectiveness; Ratification of Loan Documents.  The Bridge Loan Agreement and the other Loan Documents, each as modified by this Amendment, are and shall continue to be in full force and effect and are hereby ratified and confirmed in all respects.

ARTICLE V
MISCELLANEOUS

Section 5.01.    Execution in Counterparts.  This Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed counterpart of a signature page of this Amendment by facsimile or any electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Amendment.

Section 5.02.    Fees, Costs and Expenses.  The Borrower agrees to pay all reasonable out of pocket expenses incurred by the Administrative Agent, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the preparation, negotiation, execution, delivery and administration of this Amendment and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby shall be consummated).

Section 5.03.    Loan Document.  This Amendment shall be deemed to be a Loan Document.

Section 5.04.    Binding Effect.  Upon the Amendment Effective Date, this Amendment shall be binding upon and inure to the benefit of the Initial Borrower, the Guarantor, the Lenders and the Administrative Agent and, in each case, their respective successors and assigns.

Section 5.05.    Governing Law.  This Amendment shall be governed by, and construed in accordance with, the law of the State of New York.

[Remainder of page intentionally left blank]

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[Signature Page to Amendment No. 1 to 364-Day Senior Bridge Loan Agreement
(Fire & Safety and Engineered Products)]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

TYCO INTERNATIONAL GROUP S.A.

By	/s/ Michelangelo F. Stefani
	Name:	Michelangelo F. Stefani
	Title:	Managing Director

TYCO INTERNATIONAL FINANCE S.A.

By	/s/ Michelangelo F. Stefani
	Name:	Michelangelo F. Stefani
	Title:	Managing Director

TYCO INTERNATIONAL LTD.

By	/s/ Christopher J. Coughlin
	Name:	Christopher J. Coughlin
	Title:	Executive Vice President and
Chief Financial Officer

CITIBANK, N.A., as a Lender and as Administrative Agent

By	/s/ Kevin A. Ege
	Name:	Kevin A. Ege
	Title:	Vice President

BANK OF AMERICA, N.A.

By	/s/ John Pocalyko
	Name:	John Pocalyko
	Title:	Senior Vice President

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH

By	/s/ Frederick W. Laird
	Name:	Frederick W. Laird
	Title:	Managing Director

By	/s/ Ming K. Chu
	Name:	Ming K. Chu
	Title:	Vice President

UBS LOAN FINANCE LLC

By	/s/ Irja R. Otsa
	Name:	Irja R. Otsa
	Title:	Associate Director Banking Products
Services US

By	/s/ Richard L. Tavrow
	Name:	Richard L. Tavrow
	Title:	Director Banking Products
Services, US

GOLDMAN SACHS CREDIT PARTNERS L.P.

By	/s/ Walter A. Jackson
	Name:	Walter A. Jackson
	Title:	Authorized Signatory

MORGAN STANLEY SENIOR FUNDING, INC.

By	/s/ Daniel Twenge
	Name:	Daniel Twenge
	Title:	Vice President

BARCLAYS BANK PLC

By	/s/ Nicholas A. Bell
	Name:	Nicholas A. Bell
	Title:	Director

BNP PARIBAS

By	/s/ Rick Pace
	Name:	Rick Pace
	Title:	Director

By	/s/ Berangere Allen
	Name:	Berangere Allen
	Title:	Vice President

JPMORGAN CHASE BANK, N.A.

By	/s/ Anthony W. White
	Name:	Anthony W. White
	Title:	Vice President

LEHMAN BROTHERS BANK, FSB

By	/s/ Janine M. Shugan
	Name:	Janine M. Shugan
	Title:	Authorized Signatory

Annex I

Definitions

“ABR”, when used in reference to any Loan or Borrowing, means that such Loan, or the Loans comprising such Borrowing, bear interest at a rate per annum equal to the Alternate Base Rate.

“Accumulated Other Comprehensive (Loss) Income” on any date means the amount of “Accumulated Other Comprehensive (Loss) Income” of the Guarantor and its Subsidiaries as of the end of the most recently completed fiscal quarter of the Guarantor prior to such date of determination determined on a consolidated basis in accordance with GAAP.

“Administrative Agent” means Citibank, N.A., in its capacity as administrative agent for the Lenders under this Agreement and the other Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the office address, facsimile number, electronic mail address, telephone number and account information set forth on Schedule 10.01 with respect to the Administrative Agent or such other address, facsimile number, electronic mail address, telephone number or account information as shall be designated by the Administrative Agent in a notice to the Borrower and the Lenders.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.  For purposes of this definition, the term “control” (including the terms “controlling” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Allocated Existing Credit Agreement Debt” means the portion of the Debt under the Existing Tyco Credit Agreements to be allocated to the T Borrower in connection with the Separation Transactions, and which may be repaid with the proceeds of the Tranche A Loans.

“Allocated Existing Indenture Debt” means the portion of the Existing Indenture Debt to be allocated to the T Borrower in connection with the Separation Transactions, and which may be repaid with the proceeds of the Tranche A Loans.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Base Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%.  Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Base Rate or the Federal Funds Effective Rate, respectively.

“Applicable Margin” means, with respect to any Eurodollar Loan, either (i) at any time during which less than 50% of the aggregate Commitments are being utilized, the rate per annum set forth on the Pricing Grid opposite the reference to the applicable Index Debt Rating under the heading “Applicable Margin” and under the sub-heading “Less than 50% of the Commitments Utilized”, or (ii) at any time during which 50% or more of the then applicable aggregate Commitments are being utilized, the rate per annum set forth on the Pricing Grid opposite the reference to the applicable Index Debt Rating under the heading “Applicable Margin” and under the sub-heading “50% or More of the Commitments Utilized”; any change in the Applicable Margin resulting from an Index Debt Rating Change or an aggregate Commitment utilization change shall be determined in accordance with Schedule 1.01 and shall be effective on the date of such Index Debt Rating Change or utilization change, as the case may be.

“Applicable Percentage” means, with respect to any Lender, the percentage (rounded to the ninth decimal) of the total Commitments in effect at any given time represented by such Lender’s Commitment; provided that if (a) the Tranche A Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the outstanding principal amounts of the Tranche A Loans made by the respective Lenders and (b) if the Tranche B Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the outstanding principal amount of the Tranche B Loans made by the respective Lenders.

“Approved Fund” has the meaning assigned to such term in Section 10.04.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit B or any other form approved by the Administrative Agent.

“Base Rate” means the rate of interest per annum publicly announced from time to time by Citibank, N.A. as its base rate or prime rate in effect at its principal office in New York City.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means, until the Borrower Transition Time, the Initial Borrower, and from and after the Borrower Transition Time, the T Borrower.

“Borrower Assumption Agreement” means an assignment and assumption agreement entered into between the Initial Borrower and the T Borrower substantially in the form of Exhibit D.

“Borrower Assumption Opinions” means a written opinion (addressed to the Administrative Agent and the Lenders and dated the date of the Borrower Assumption Agreement) of (i) Allen & Overy, special Luxembourg counsel of the T Borrower, substantially in the form attached as Exhibit H-1 and (ii) Gibson, Dunn & Crutcher LLP, special New York counsel of the T Borrower, substantially in the form attached as Exhibit H-2, in each case with such changes to such forms as may be approved by the Administrative Agent.

“Borrower Transition Time” means the time of the consummation of the TIGSA Separation (provided that the conditions set forth in Section 5.08(b) shall have been satisfied).

“Borrowing” means Loans of the same Tranche, Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this

Agreement or (c) compliance by any Lender (or, for purposes of Section 9.03(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to each Lender, such Lender’s Tranche A Commitment and Tranche B Commitment, collectively.

“Communications” has the meaning assigned to such term in Section 10.15.

“Compensation Period” has the meaning assigned to such term in Section 2.05(b).

“Consolidated” refers to the consolidation of accounts of the Guarantor and its consolidated Subsidiaries in accordance with GAAP.

“Consolidated EBITDA” means, for any fiscal period, Consolidated Net Income for such period plus the following, to the extent deducted in calculating such Consolidated Net Income:  (a) Consolidated Interest Expense, (b) income tax expense, (c) depreciation and amortization expense (d) any extraordinary expenses or losses, (e) losses on sales of assets outside of the ordinary course of business and losses from discontinued operations, (f) any losses on the retirement of debt identified in the Consolidated statements of cash flows and (g) any other nonrecurring or non-cash charges (including charges incurred with respect to the Transactions), and minus, to the extent included in calculating such Consolidated Net Income for such period, the sum of (a) any extraordinary income or gains, (b) gains on the sales of assets outside of the ordinary course of business and gains from discontinued operations, (c) any gains on the retirement of debt identified in the Consolidated statements of cash flows and (d) any other nonrecurring or non-cash income, all as determined on a Consolidated basis; provided that in calculating Consolidated EBITDA the effect of the Cross Guarantees shall be disregarded.  If during such period the Guarantor or any Subsidiary shall have made an acquisition, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such acquisition occurred on the first day of such period.

“Consolidated Interest Expense” means, for any fiscal period (without duplication), (a) the Consolidated interest expense of the Guarantor and its Consolidated Subsidiaries for such period plus (b) if a Permitted Securitization Transaction outstanding during such period is accounted for as a sale of accounts receivable, chattel paper, general intangibles or the like under GAAP, the additional consolidated interest expense that would have accrued during such period had such Permitted Securitization Transaction been accounted for as a borrowing during such period, determined on a Consolidated basis.

“Consolidated Net Income” means, for any fiscal period, the Consolidated net income of the Guarantor for such period.  For purposes of calculating Consolidated Net Income (and Consolidated EBITDA) for any period with respect to which Consolidated financial statements reflecting the businesses spun off in the Separation Transactions as discontinued operations and assets/liabilities held for sale, as applicable, have not yet been filed with the SEC, Consolidated Net Income (and Consolidated EBITDA) shall be determined based on the Separation Pro Formas as described in Section 3.04(a)(ii) and any pro forma financial statements for subsequent periods as described in the proviso of Section 5.01(b).

“Consolidated Tangible Assets” means, at any time, the total assets less all Intangible Assets appearing on the Consolidated balance sheet of the Guarantor as of the end of the most recently concluded fiscal quarter of the Guarantor.

“Consolidated Total Debt” means, as of any date of determination, the aggregate amount of Debt of the Guarantor determined on a Consolidated basis, as of such date; provided that Guarantees shall be valued at the amount thereof, if any, reflected on the consolidated balance sheet of the Guarantor; provided, further that prior to the Spin Distributions, Consolidated Total Debt shall only include Debt that would be reflected in the Separation Pro Formas as described in Section 3.04(a)(ii) and any pro forma financial statements for subsequent periods as described in the proviso of Section 5.01(b); provided that if a Permitted Securitization Transaction is outstanding at such date and is accounted for as a sale of accounts receivable, chattel paper, general intangibles, or the like, under GAAP, Consolidated Total Debt determined as aforesaid shall be adjusted to include the additional Debt, determined on a consolidated basis as of such date, which would have been outstanding at such date had such Permitted Securitization Transaction been accounted for as a borrowing at such date; provided, further, that Consolidated Total Debt shall not include Debt of a joint venture, partnership or similar entity which is Guaranteed by the Guarantor or a Consolidated Subsidiary by virtue of the joint venture, partnership or similar arrangement with respect to such entity or by operation of applicable law (and not otherwise) except to the extent that the aggregate outstanding principal amount of such excluded Debt at such date exceeds $50,000,000; and provided, further, that Consolidated Total Debt shall not include Cross Guarantees.

“Credit Agreement” means the Five-Year Senior Credit Agreement (Fire & Safety and Engineered Products Businesses) dated as of the date of this Agreement among the T Borrower, the Guarantor, the lenders party thereto, and Citibank, N.A., as Administrative Agent.

“Credit Agreement (Electronics)” means the Five-Year Senior Credit Agreement (Electronics Businesses) dated as of the date of this Agreement among the E Borrower, the Guarantor, the E Guarantor, the lenders party thereto, and Bank of America, N.A., as Administrative Agent.

“Credit Agreement (Healthcare)” means the Five-Year Senior Credit Agreement (Healthcare Businesses) dated as of the date of this Agreement among the H Borrower, the Guarantor, the H Guarantor, the lenders party thereto, and Citibank, N.A., as Administrative Agent.

“Credit Exposure” means, with respect to any Lender at any time, such Lender’s Tranche A Credit Exposure and Tranche B Credit Exposure, collectively, at such time.

“Cross Guarantees” means the Guarantees by the Guarantor or its Subsidiaries of obligations of the H Borrower or the E Borrower or their respective subsidiaries that are listed on Schedule 5.09, to the extent that the direct obligor with respect to the obligations covered by such Guarantee guarantees or is otherwise obligated to the payments of such guaranteed obligations for the benefit of the Guarantor or such Subsidiary.

“Debt” of any Person means, at any date, without duplication, (a) the principal of all obligations of such Person for borrowed money; (b) the principal of all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such Person in respect of the deferred purchase price of property or services recorded on the books of such Person (except for (i) trade and similar accounts payable and accrued expenses, (ii) employee compensation, deferred compensation and pension obligations, and other obligations arising from employee benefit programs and agreements or other similar employment arrangements, (iii) obligations in respect of customer advances received and (iv) obligations in connection with earnout and holdback agreements, in each case in the ordinary course of business); (d) any obligation of such Person to reimburse the issuer of any letter of credit, performance bond, performance guaranty or bank guaranty issued for the account of such Person upon which, and only to the extent that, a drawing has been made (or such reimbursement obligation is otherwise not contingent) and such non-contingent obligation is not reimbursed within five Business Days; (e) the net capitalized amount of all obligations of such person as lessee which are capitalized on the books of such Person in accordance with GAAP; (f) all Debt of others secured by any Lien on property of such Person, whether or not the Debt secured thereby has been assumed, but only to the extent of the lesser of the face amount of the obligation or the fair market value of the assets so subject to the Lien; and (g) all Guarantees by such Person of Debt of others (except the Guarantor or any Subsidiary); provided that the term “Debt” shall not include:

(A)  Intercompany Debt (except that, for the purposes of Sections 5.10 and 5.11, Debt shall include Intercompany Debt); or

(B)   obligations in respect of trade letters of credit or bank guaranties supporting trade and similar accounts payable arising in the ordinary course of business, or

(C)   Nonrecourse Debt.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Designated Officer” means the chief executive officer, president, chief financial officer or treasurer of Tyco International Management Company.

“dollars” or “$” refers to lawful money of the United States of America.

“E Borrower” means Tyco Electronics Group S.A., a Luxembourg company.

“E Guarantor” means Tyco Electronics Ltd., a Bermuda company.

“Effective Date” means the date on which the conditions specified in Section 4.01, and the conditions specified in Section 4.02 with respect to the initial Loans to be made under this Agreement,  are satisfied or waived.

“Electronics Spin Distribution” has the meaning set forth in the definition of “Separation Transactions”.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, health, safety or Hazardous Materials.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Guarantor or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any Person, trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(3) of ERISA.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan; (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Guarantor or any of its ERISA Affiliates of any liability under Title IV of ERISA (other than payment of PBGC premiums) with respect to the termination of any Plan; (e) the receipt by the Guarantor or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to the PBGC’s intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (g) the receipt by the Guarantor or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Guarantor or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; or (h) the failure to timely make any required contribution or premium payment in respect of any Plan or contribution in respect of any Multiemployer Plan.

“Eurodollar Reserve Percentage” in respect of any Lender and for any day during any Interest Period, the reserve percentage (expressed as a decimal) in effect on such day and applicable to such Lender under Regulation D promulgated by the Board of Governors of the Federal Reserve System for determining such Lender’s reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to “Eurocurrency liabilities”, as in effect from time to time (“FRB Regulation D”).

“Eurodollar”, when used in reference to any Loan or Borrowing, means that such Loan, or the Loans comprising such Borrowing, bear interest at a rate per annum equal to the applicable LIBO Rate plus the Applicable Margin.

“Event of Default” has the meaning assigned to such term in Article VI.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Obligor hereunder, (a) income or franchise taxes imposed on (or measured by) its net income (other than Taxes withheld at the source) by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.04(e)), any United States withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 9.05(e) (except to the extent such failure is attributable to a Change in Law, except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from either Obligor with respect to such withholding tax pursuant to Section 9.05(a).

“Existing Indenture Covered Default” means any default or event of default under any of the indentures or notes evidencing the Existing Indenture Debt (i) that results solely from the Separation Transactions and (ii) for which the Tranche A Commitments would be available (and at the time continue to be available) under this Agreement or similar commitments would be available (and at the time continue to be available) under the Other Bridge Loan Agreements to pay in full (a) such Existing Indenture Debt if such Existing Indenture Debt were accelerated as a result of such default and (b) any other Existing Indenture Debt which could be accelerated as a result of such default.

“Existing Indenture Debt” means the Debt of the Initial Borrower, the Guarantor and Subsidiaries of the Initial Borrower, which Debt is outstanding on the date of this Agreement and is more particularly described on Schedule A, which, among other things, sets forth the aggregate amount of each series or tranche of such Debt.

“Existing Tyco Credit Agreements” means each of (i) the $1,500,000,000 Three-Year Credit Agreement dated as of December 22, 2003, as amended, among the Initial Borrower, the T Guarantor, Bank of America, N.A., as paying agent, and the other lenders party thereto, and (ii) the $1,000,000,000 Five-Year Credit Agreement dated as of December 16, 2004, as amended, among the Initial Borrower, the T Guarantor, Bank of America, N.A., as paying agent, and the other lenders party thereto.

“Facility Fee” has the meaning assigned to such term in Section 2.10(a).

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letters” means each of (i) the letter dated December 20, 2006 between the Initial Borrower (or, on and after assignment of such letter in connection with the TIGSA Separation, the T Borrower) and the Administrative Agent and (ii) the letter dated December 20, 2006 between the Initial Borrower (or, on and after assignment of such letter in connection with the TIGSA Separation, the T Borrower) and the Global Coordinators.

“Fitch” means Fitch Investor’s Service, Inc.

“Fitch Rating” means, at any time, the rating published by Fitch of the Borrower’s Index Debt.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“Form-10s” means (i) the Form 10 filed by the H Guarantor with the SEC on January 18, 2007, as amended by the amendment thereto filed with the SEC on April 20, 2007 and (ii) the Form 10 filed by the E Guarantor with the SEC on January 18, 2007, as amended by the amendment thereto filed with the SEC on April 20, 2007.

“Funded Debt” means any Debt described in clause (a) or (b) of the definition of Debt (for the avoidance of doubt not including items carved out of the definition of Debt pursuant to the proviso to such definition).

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

“Global Coordinators” means Citigroup Global Markets Inc. and Banc of America Securities LLC in their respective capacities as global coordinators.

“Governmental Authority” means the government of the United States of America or any political subdivision thereof, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning assigned to such term in Section 10.04(g).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Debt or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Debt or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Debt or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantor” has the meaning set forth in the preamble hereto.

“H Borrower” means Covidien International Finance S.A., a Luxembourg company.

“H Guarantor” means Covidien Ltd., a Bermuda company.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes.

“Healthcare Spin Distribution” has the meaning set forth in the definition of “Separation Transactions”.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person other than the Guarantor or subject to any other credit enhancement.

“Index Debt Rating” means the S&P Rating, the Moody’s Rating and the Fitch Rating.

“Index Debt Rating Change” means a change in the S&P Rating, the Moody’s Rating or the Fitch Rating that results in a change from one Index Debt Rating category to another on the Pricing Grid in accordance with the provisions of Schedule 1.01, each Index Debt Rating Change to be deemed to take effect on the date on which the relevant change in rating is first publicly announced by S&P, Moody’s or Fitch, as the case may be.

“Initial Borrower” has the meaning set forth in the preamble hereto.

“Intangible Assets” means, at any date, the amount (if any) stated under the heading “Goodwill and Other Intangible assets, net” or under any other heading relating to intangible assets separately listed, in each case, on the face of a balance sheet of the Guarantor prepared on a Consolidated basis as of such date.

“Intercompany Debt” means (i) indebtedness of the Guarantor owed to a Subsidiary and (ii) indebtedness of a Subsidiary owed to the Guarantor or another Subsidiary.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.06.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part; provided that, if an Interest Period for a Eurodollar Borrowing is of more than three months’ duration, each day within such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period shall also be an Interest Payment Date.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the date that is one, two, three or six months thereafter, as the Borrower may elect, upon notice received by the Administrative Agent not later than 11:00 a.m. (New York City time) on the third Business Day prior to the first day of such Interest Period, or such other period as requested by the Borrower and agreed to by all the Lenders in accordance with Section 2.03(b); provided, that

(i)          if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)         any Interest Period of one or more whole months that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period; and

(iii)        with respect to Tranche A Loans, the Borrower may not select any Interest Period that may end after the Tranche A Maturity Date and with respect to Tranche B Loans, the Borrower may not select an Interest Period that may end after the Tranche B Maturity Date.

(i)    For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

(ii)           “Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the British Bankers Association London Interbank Offered Rate (“BBA LIBOR”), as it is published by Reuters or any successor to or substitute for such service, providing rate quotations of BBA LIBOR, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $10,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, including the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement.

“Loan Documents” means this Agreement, each Note (if any), the Borrower Assumption Agreement, the Fee Letters and each Subsidiary Guaranty (if any).

“Loans” means Tranche A Loans and Tranche B Loans.

“Material Adverse Effect” means a material adverse effect on (a) the Consolidated financial condition, business or operations of the Guarantor and its Subsidiaries taken as a whole, (b) the ability of the Obligors to perform their obligations under the Loan Documents or (c) the rights and remedies of the Administrative Agent and the Lenders under the Loan Documents.

“Material Debt” means Debt (other than Loans or other Debt under this Agreement) of any one or more of the Guarantor and its Subsidiaries in an aggregate principal amount exceeding $50,000,000.

“Memorandum of Understanding” means the Memorandum of Understanding dated May 14, 2007 entered into by Tyco International Ltd., Michael A. Ashcroft, Mark A. Belnick and plaintiffs’ counsel in connection with the settlement of 32 purported class action lawsuits filed against Tyco International Ltd. which had been consolidated and transferred by the Judicial Panel on Multidistrict Litigation to the U.S. District Court for the District of New Hampshire pursuant to which the plaintiffs in such lawsuits (the “Settlement Plaintiffs”) have agreed to release all claims against Tyco International Ltd. in consideration for, among other things, the payment of the Settlement Amount.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its business of rating debt securities.

“Moody’s Rating” means, at any time, the rating published by Moody’s of the Borrower’s Index Debt.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means, with respect to any Reduction Event, (a) the cash proceeds received in respect thereof (including any cash received in respect of any non-cash proceeds, but only when and as received), in each case net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid or payable by the Guarantor and its Subsidiaries to third parties (other than Affiliates) in connection with such Reduction Event, and (ii) the amount of all taxes paid (or reasonably estimated to be payable) by the Guarantor and its Subsidiaries that are directly attributable to such Reduction Event (as determined reasonably and in good faith by the Guarantor); provided that with respect to any Reduction Event under clause (b) of the definition of “Reduction Event” occurring as a result of the incurrence of Funded Debt by the Guarantor prior to the consummation of the Healthcare Spin Distribution or the Electronics Spin Distribution, whichever is earlier, or the Initial Borrower prior to the consummation of the TIGSA Separation, the “Net Cash Proceeds” thereof shall be deemed to be an amount equal to the net amount described above multiplied by a fraction, the numerator of which is the aggregate

Commitments hereunder (whether used or unused) and the denominator of which is the sum of the aggregate Commitments hereunder (whether used or unused) and the aggregate “Commitments” under each of the Other Bridge Loan Agreements (whether used or unused).

“Nonrecourse Debt” means, at any time, all Debt of Subsidiaries (and all other Persons which are consolidated on the Guarantor’s financial statements in accordance with GAAP (such Subsidiaries or other Persons a “Consolidated Person”)) of the Guarantor outstanding at such time incurred on terms that recourse may be had to such Consolidated Person only by enforcing the lender’s default remedies with respect to specific assets which constitute collateral security for such Debt and not by way of action against such Consolidated Person (nor against the Guarantor or such other Consolidated Person of the Guarantor) as a general obligor in respect of such Debt (subject to, for the avoidance of doubt, customary exceptions contained in non-recourse financings to the non-recourse nature of the obligations thereunder).

“Note” means a Tranche A Note or a Tranche B Note.

“Obligors” means the Borrower and the Guarantor.

“Other Bridge Loan Agreements” means (a) the 364-Day Senior Bridge Loan Agreement (Electronics Businesses) dated as of the date of this Agreement among the Initial Borrower, the E Borrower, the Guarantor, the E Guarantor, the lenders party thereto, and Bank of America, N.A., as Administrative Agent and (b) the 364-Day Senior Bridge Loan Agreement (Healthcare Businesses) dated as of the date of this Agreement among the Initial Borrower, the H Borrower, the Guarantor, the H Guarantor, the lenders party thereto, and Citibank, N.A., as Administrative Agent.

“Other Credit Agreements” means the Credit Agreement (Electronics) and the Credit Agreement (Healthcare).

“Other Taxes” means any and all present or future, stamp or documentary taxes or any other excise or property taxes, charges or similar levies (together with any addition to tax, penalty, fine or interest thereon) arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Participant” has the meaning assigned to such term in Section 10.04.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquired Debt” means Debt of a Person that exists at the time such Person becomes a Subsidiary or at the time the Guarantor or a Subsidiary acquires all or substantially all of the assets of such Person if such Debt is assumed by the Guarantor or such Subsidiary and was not created in contemplation of any such event (“Acquired Debt”) and any Refinancing thereof; provided if such Acquired Debt is Refinanced, it shall constitute Permitted Acquired Debt only if the Borrower is the obligor thereunder.

“Permitted Investments” means, as to any Person:

(i)            securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) and direct obligations of any member of the European Union or any agency thereof or obligations guaranteed by any member of the European Union or any agency thereof, in each case, having maturities of not more than six months from the date of acquisition;

(ii)           marketable direct obligations issued by any state of the United States or any political subdivision or public instrumentality of such state, in each case having maturities of not more than six months from the date of acquisition and, at the time of acquisition thereof, having one of the two highest ratings obtainable from either S&P or Moody’s;

(iii)          time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States, any state thereof or any foreign country recognized by the United States having capital, surplus and undivided profits having a dollar equivalent that is in excess of $500,000,000 and whose long-term debt, or whose parent company’s long-term debt, is rated A (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act of 1933, as amended);

(iv)          repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iii) above;

(v)           commercial paper issued by a corporation (other than the Borrower or any Affiliate of the Borrower) organized and in existence under the laws of the United States or any foreign country recognized by the United States with a rating at the time as of which any investment therein is made of at least A-1 by S&P or at least P-1 by Moody’s and in each case maturing not more than six months after the date of acquisition by such Person; and

(vi)          investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (v) above.

“Permitted Securitization Transaction” means any sale or sales of any accounts receivable, general intangibles, chattel paper or other financial assets and related rights and assets of the Guarantor and/or any of its Subsidiaries, and financing secured by the assets so sold, pursuant to which the Guarantor and its Subsidiaries realize aggregate net proceeds of not more than $1,000,000,000 including, without limitation, any revolving purchase(s) of such assets where the maximum aggregate uncollected purchase price (exclusive of any deferred purchase price) therefor does not exceed $1,000,000,000.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning assigned to such term in Section 10.15.

“Preferred Stock” means any preferred and/or redeemable capital stock of the Guarantor or any Subsidiary, as the case may be, that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder, in whole or in part, on or prior to the Maturity Date.

“Pricing Grid” means the Pricing Grid and the conventions for determining pricing as set forth on Schedule 1.01.

“Reduction Event” means any of the following:

(a)   except as issued pursuant to the Separation Transactions, any issuance by the Guarantor, the Borrower or any T Subsidiary on or after the date of this Agreement of any equity securities (including equity-linked or hybrid securities); or

(b)   any incurrence by the Guarantor, the Borrower or any T Subsidiary on or after the date of this Agreement of any Funded Debt, including without limitation pursuant to a public offering, private placement or a syndicated bank financing, except

(A)  Debt incurred under this Agreement and the Other Bridge Loan Agreements or assigned to the T Borrower pursuant to the Separation Transactions;

(B)   so long as the proceeds of any of the following are not used to Refinance or repay any portion of the Allocated Existing Indenture Debt, Debt incurred under (x) the Credit Agreement at any time and (y) the Other Credit Agreements, if (in the case of this clause (y)) such incurrence occurs before the consummation of the Spin Distributions (provided that the Credit Agreement (Electronics) shall cease to be considered in this clause (B)(y) after the Electronics Spin Distribution and the Credit Agreement (Healthcare) shall cease to be considered in this clause (B)(y) after the Healthcare Spin Distribution), or Refinancings of any of the foregoing;

(C)   Debt incurred in the ordinary course of business under bilateral lines of credit available to the Guarantor, the Borrower or any T Subsidiary on the Effective Date, or Refinancings thereof, or otherwise incurred in the ordinary course of business;

(D)  commercial paper issued in the ordinary course of business;

(E)   Debt, in the case of this clause (E) up to an aggregate principal amount of $200,000,000, incurred to finance acquisitions by the T Guarantor, the T Borrower or any T Subsidiary of all or substantially all the assets of a Person, a division or line of business of a Person, or the capital stock, partnership interests or limited liability company interests of a Person, or Refinancings of any of the foregoing, so long as (x) such Refinancing does not result in the amount of Debt described in this clause (E) exceeding an aggregate principal amount of $200,000,000 (plus an additional amount to cover any accrued interest on the Debt being Refinanced and any prepayment penalties or premiums and customary fees and expenses incurred in connection with such Refinancing) and (y) the Borrower is the obligor under such Refinanced Debt; and

(F)   Refinancings of other Debt outstanding on the Effective Date (other than Refinancings of any portion of the Allocated Existing Indenture Debt, including issuances of Funded Debt for which the proceeds are held for the purpose of Refinancing Allocated Existing Indenture Debt).

“Refinancing” means, with respect to any financing, any instrument or agreement amending, restating, supplementing, extending, renewing, refunding, refinancing, replacing or otherwise modifying, in whole or in part, the documents governing such financing (and “Refinance” shall have a correlative meaning).

“Register” has the meaning assigned to such term in Section 10.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release Request” has the meaning assigned to such term in Section 2.04(b).

“Reportable Action” means any action, suit or proceeding or investigation before any court, arbitrator or other governmental body against the Guarantor or any of its Subsidiaries or any ERISA Event, in each case in which there is a reasonable possibility of an adverse determination that could reasonably be expected to have a Material Adverse Effect.

“Repurchase Documentation” means the offering circulars for the tender offers and consent solicitations circulars commenced prior to the Effective Date for the repurchase of Allocated Existing Indenture Debt and, to the extent not so repurchased, the modification of the documentation evidencing Allocated Existing Indenture Debt.

“Required Lenders” means, at any time, Lenders (not including the Borrower or any of its Affiliates) having aggregate Applicable Percentages in excess of 50% at such time; provided, however, (a) with respect to matters affecting only the Tranche A Loans or the Tranche A Commitments (and not the Tranche B Loans or the Tranche B Commitments), “Required Lenders” means Lenders (not including the Borrower or any of its Affiliates) having in excess of 50% of the aggregate amount of the Tranche A Commitments or, if the Tranche A Commitments have terminated or expired, Lenders (not including the Borrower or any of its Affiliates) holding in excess of 50% of the aggregate unpaid principal amount of the Tranche A Loans and (b) with respect to matters affecting only the Tranche B Loans or the Tranche B Commitments (and not the Tranche A Loans or the Tranche A Commitments), “Required Lenders” means Lenders (not including the Borrower or any of its Affiliates) having in excess of 50% of the aggregate amount of the Tranche B Commitments or, if the Tranche B Commitments have terminated or expired, Lenders (not including the Borrower or any of its Affiliates) holding in excess of 50% of the aggregate unpaid principal amount of the Tranche B Loans.

“Responsible Officer” means any of the following:  (i) the Chief Executive Officer, President, Vice President and Chief Financial Officer, Treasurer or Secretary of the Guarantor or (ii) the Chief Executive Officer, President, Vice President and Chief Financial Officer, Treasurer or Secretary of the Borrower or a Managing Director of the Borrower.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor to its business of rating debt securities.

“S&P Rating” means, at any time, the rating published by S&P of the Borrower’s Index Debt.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Separation Pro Formas” has the meaning assigned to such term in Section 3.04(a).

“Separation Transactions” means the series of transactions pursuant to which the assets, liabilities and businesses owned, directly or indirectly, by the Guarantor and the Initial Borrower are being allocated among the T Guarantor and its Subsidiaries (including the T Borrower), the E Guarantor and its Subsidiaries (including the E Borrower) and the H Guarantor and its Subsidiaries (including the H Borrower).  The steps of the Separation Transactions will include, among others, (i) the contribution of the assets, liabilities and businesses of the Initial Borrower to the H Borrower (in the case of the healthcare businesses of the Initial Borrower and assets and liabilities relating thereto), the E Borrower (in the case of the electronics businesses of the Initial Borrower and assets and liabilities relating thereto) and the T Borrower (in the case of the fire & security and engineered products businesses of the Initial Borrower and assets and liabilities relating thereto) (such transactions, the “TIGSA Separation”), and the liquidation of the Initial Borrower and liquidating distribution in connection therewith of the shares of the H Guarantor, the E Guarantor and the T Borrower to the Guarantor; and (ii) after the TIGSA Separation, the distributions by the Guarantor to its shareholders of the shares of (x) the H Guarantor (the “Healthcare Spin Distribution”) and the E Guarantor (the “Electronics Spin Distribution”; and together with the Healthcare Spin Distribution, the “Spin Distributions”), with the Guarantor to remain the direct parent of the T Borrower.

“Settlement Agreement” means the definitive settlement agreement setting forth the terms of the Memorandum of Understanding.

“Settlement Amount” means $2,975,000,000.

“Settlement Escrow Account” means the escrow account established pursuant to the Memorandum of Understanding to hold the Settlement Amount together with interest thereon.

“Settlement Plaintiffs” has the meaning assigned to such term in the definition of “Memorandum of Understanding”.

“Settlement Unwind Date” means the date on which the Settlement Amount is returned to the Guarantor as a result of the Settlement Agreement and/or the Memorandum of Understanding becoming null and void or otherwise terminated prior to the disbursement of funds to the Settlement Plaintiffs.

“Significant Subsidiary” means, at any date, any Subsidiary which, including its subsidiaries, meets any of the following conditions:

(i)          the proportionate share attributable to such Subsidiary of the total assets of the Guarantor (after intercompany eliminations) exceeds 15% of the total assets of the Guarantor, determined on a Consolidated basis as of the end of the most recently completed fiscal year; or

(ii)         the Guarantor’s and its Subsidiaries’ equity in the income of such Subsidiary from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principles exceeds 15% of Consolidated income of the Guarantor from continuing operations before income taxes, any loss on the retirement of debt, extraordinary items, cumulative effect of a change in accounting principles, and before any impairment charges, determined for the most recently completed fiscal year.

(iii)  For the avoidance of doubt, the Borrower shall at all times be deemed a “Significant Subsidiary”.

“SPC” has the meaning assigned to such term in Section 10.04(g).

“Special Repayment” means a redemption or other repayment of Allocated Existing Indenture Debt other than pursuant to the closing of a tender offer.

“Special Repayment Account” means the following account maintained by Citibank, N.A.:  Account#:  3066-0886, ABA#:  021000089, Name: Citibank, N.A. f/b/o Tyco International Finance S.A..

“Spin Distributions” has the meaning set forth in the definition of “Separation Transactions”.

“Spin-off Agreements” means (a) the Separation and Distribution Agreement to be entered into among the T Guarantor, the H Guarantor and the E Guarantor and (b) the Tax Sharing Agreement to be entered into among the T Guarantor, the H Guarantor and the E Guarantor, of which final forms shall be publicly filed with the SEC.

“Stock” means, with respect to any Person, any capital stock or equity securities of or other ownership interests in such Person.

“Stock Equivalents” means, with respect to any Person, options, warrants, calls or other rights entered into or issued by such Person to acquire any Stock of, or securities convertible into or exchangeable for Stock of, such Person.

“subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

“Subsidiary” means any subsidiary of the Guarantor.

“Subsidiary Guarantor” means each Subsidiary that has executed a Subsidiary Guaranty pursuant to Section 5.12.

“Subsidiary Guaranty” means a guaranty entered into by a Subsidiary in substantially the form of Exhibit E, with any such modifications to such form as may be necessary or advisable and customary under the local law of the jurisdiction of organization of the relevant Subsidiary, in the judgment of the Obligors.

“T Borrower” has the meaning set forth in the preamble hereto.

“T Guarantor” means the Guarantor.

“T SARL” means Topaz Group S.á r.l., a Luxembourg company.

“T Subsidiary” means, until the Borrower Transition Time, T SARL and any Subsidiary that is a subsidiary of T SARL, and from and after the Borrower Transition Time, any subsidiary of the T Borrower.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed or asserted by any Governmental Authority, together with any addition to tax, penalty, fine or interest thereon.

“TIGSA Separation” has the meaning set forth in the definition of “Separation Transactions”.

“Tranche”, when used in reference to any Loan or Borrowing, refers to whether such Loan is a Tranche A Loan or a Tranche B Loan or whether such Borrowing is a Borrowing of Tranche A Loans or Tranche B Loans, as the case may be.

“Tranche A Availability Period” means the period from and including the Effective Date to but excluding the earliest of (a) the Tranche A Maturity Date, (b) the date of the Healthcare Spin Distribution or the Electronics Spin Distribution, whichever is later; provided, however, that if upon consummation of the Spin Distributions, there remain unused Commitments hereunder, then such date shall automatically be extended to October 1, 2007; and (c) the date of any earlier termination of the Tranche A Commitments.

“Tranche A Commitment” means, with respect to each Lender, the commitment of such Lender to make Tranche A Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Tranche A Credit Exposure hereunder, as such Tranche A Commitment may be (a) reduced from time to time pursuant to Section 2.07, and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04.  The initial amount of each Lender’s Tranche A Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Tranche A Commitment, as applicable.  The initial aggregate amount of the Lenders’ Tranche A Commitments is $4,000,000,000.

“Tranche A Credit Exposure” means, with respect to any Lender at any time, the outstanding principal amount of such Lender’s Tranche A Loans at such time.

“Tranche A Loans” means loans made by the Lenders to the Borrower pursuant to this Agreement for the purposes described in Section 5.06(b).

“Tranche A Maturity Date” means the earliest to occur of (i) April 23, 2008, (ii) the date of any voluntary termination or reduction of commitments under (x) the Credit Agreement or (y) any of the Other Credit Agreements, if (in the case of this clause (y)) such date is prior to the Guarantor Transition Time (provided that the Credit Agreement (Electronics) shall cease to be considered in this clause (ii)(y) after the Electronics Spin Distribution and the Credit Agreement (Healthcare) shall cease to be considered in this clause (ii)(y) after the Healthcare Spin Distribution), or (iii) the date of any voluntary prepayment of any non-revolving Debt of the Guarantor or any Subsidiary

(other than the Existing Indenture Debt) in an aggregate outstanding principal amount exceeding $100,000,000; provided that if such day is not a Business Day, the Tranche A Maturity Date shall be the next succeeding Business Day (excluding any day on which banks are not open for dealings in dollar deposits in the London interbank market); and provided further that any transaction solely among the Guarantor and its Subsidiaries or solely among Subsidiaries shall be disregarded for purposes of clause (iii) above.

“Tranche A Note” means a promissory note substantially in the form of Exhibit A-1 made by the Borrower in favor of a Lender evidencing Tranche A Loans made by such Lender, to the extent requested by such Lender pursuant to Section 2.08(e).

“Tranche B Availability Period” means the period from and including the Effective Date to but excluding the earliest of (a) June 15, 2007; (b) the Settlement Unwind Date and (c) the date of any earlier termination of the Tranche B Commitments.

“Tranche B Commitment” means, with respect to each Lender, the commitment of such Lender to make Tranche B Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Tranche B Credit Exposure hereunder, as such Tranche B Commitment may be (a) reduced from time to time pursuant to Section 2.07, and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04.  The initial amount of each Lender’s Tranche B Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Tranche B Commitment, as applicable.  The initial aggregate amount of the Lenders’ Tranche B Commitments is $675,000,000.

“Tranche B Credit Exposure” means, with respect to any Lender at any time, the outstanding principal amount of such Lender’s Tranche B Loans at such time.

“Tranche B Loans” means loans made by the Lenders to the Borrower pursuant to this Agreement for the purpose described in Section 5.06(c).

“Tranche B Maturity Date” means the earliest to occur of (i) December 31, 2007, (ii) three Business Days following the Settlement Unwind Date, (iii) the date of any voluntary termination or reduction of commitments under (x) the Credit Agreement or (y) any of the Other Credit Agreements, if (in the case of this clause (y) such date is prior to the consummation of the Spin Distributions (provided that the Credit Agreement (Electronics) shall cease to be considered in this clause (iii)(y) after the Electronics Spin Distribution and the Credit Agreement (Healthcare) shall cease to be considered in this clause (iii)(y) after the Healthcare Spin Distribution), or (iv) the date of any voluntary prepayment of any non-revolving Debt of the Guarantor or any Subsidiary (other than the Existing Indenture Debt) in an aggregate outstanding principal amount exceeding $100,000,000; provided that if such day is not a Business Day, the Tranche B Maturity Date shall be the next succeeding Business Day (excluding any day on which banks are not open for dealings in dollar deposits in the London interbank market); and provided further that any transaction solely among the Guarantor and its Subsidiaries or solely among Subsidiaries shall be disregarded for purposes of clause (iv) above.

“Tranche B Note” means a promissory note substantially in the form of Exhibit A-2 made by the Borrower in favor of a Lender evidencing Tranche B Loans made by such Lender, to the extent requested by such Lender pursuant to Section 2.08(e).

“Topaz Registration Statement” has the meaning set forth in Section 3.04(a).

“Transactions” means the execution, delivery and performance by the Obligors of this Agreement and the other Loan Documents, the borrowing of Loans and the use of the proceeds thereof.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the LIBO Rate or the Alternate Base Rate.

“Wholly-Owned Consolidated Subsidiary” means any Consolidated Subsidiary all of the shares of capital stock or other ownership interests of which (except directors’ qualifying shares and investments by foreign nationals mandated by applicable law) are at the time beneficially owned, directly or indirectly, by the Guarantor.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.